Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-113341, 333-13388, 333-119011, 333-129825 and 333-149072 and Form S-3 Nos. 333-122630, 333-133460, 333-137719, 333-142270, 133-127546, 333-132069, 333-128944 and 333-145665) of Bookham, Inc. of our reports dated August 27, 2007, except for Note 12, as to which date is August 29, 2008, with respect to the consolidated financial statements and schedule of Bookham, Inc., included in this Annual Report (Form 10-K) for the year ended June 28, 2008.
/s/ Ernst & Young LLP
San Jose, California
August 29, 2008